UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


           PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

Date of Report (Date of earliest event reported)   January 20, 1998

                          (December 30, 1997)

Commission File Number            0-18952

                           NTS-PROPERTIES PLUS LTD.
           (Exact name of registrant as specified in its charter)

         Florida                               61-1126478
(State or other jurisdiction of      (I.R.S. Employer Identification No.)
incorporation or organization)

   10172 Linn Station Road
   Louisville, Kentucky                            40223
(Address of principal executive                 (Zip Code)
offices)

Registrant's telephone number,
including area code                            (502) 426-4800

                              Not Applicable
           Former name, former address and former fiscal year,
                       if changed since last report




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Item 5. Other Items

On December 30, 1997, Full Sail Recorders, Inc., a tenant at the University Boulevard office development in Orlando, Florida (Full Sail), delivered written notice to the Partnership that Full Sail had (i) exercised its right of first refusal under its lease with NTS-Properties V to purchase the University I office building and the Phase III vacant land, and (ii) exercised its right of first refusal under its lease with NTS University Boulevard Joint Venture to purchase the University II office building, for an aggregate purchase price for all three of $18,700,000. Full Sail exercised its right of first refusal under the leases in response to a letter of intent to purchase University I, University II and the Phase III land which was previously received by the Partnership from an unaffiliated buyer. Under its right of first refusal, Full Sail must purchase the properties on the same terms and conditions as contemplated by the letter of intent. Full Sail agreed in its notice to the Partnership to proceed to negotiate in good faith a definitive purchase agreement for the properties. Because no binding agreement exists for the purchase of these properties at this time, there can be no assurance that a mutual agreement of purchase and sale will be reached among the parties, nor that the sale of the properties will be consummated. The University II office building is owned by the Lakeshore/University II Joint Venture, the successor to NTS University Boulevard Joint Venture, in which the Partnership owns a 12% joint venture interest. Under the terms of the right of first refusal, the closings of the sale of University I, University II and the Phase III vacant land are to occur simultaneously. The Partnership has not determined the use of net proceeds from any such sale.




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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the NTS Mortgage Income Fund has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          NTS-Properties Plus, Ltd.
                                               (Registrant)
                                          By: NTS-Properties Plus Associates,
                                               General Partner
                                               By: NTS Capital Corporation,
                                                   General Partner

                                          /s/ John W. Hampton
                                          -------------------
                                          John W. Hampton
                                          Senior Vice President






Date: January 20, 1998


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